UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): October 26, 2011

Sagebrush Gold Ltd.
(exact name of registrant as specified in its charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Terrace Way Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 930-6338

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Private Placement

On October 26, 2011, Sagebrush Gold Ltd. (the “Company”) sold $40,000 of Units to an accredited investor pursuant to a subscription agreement (the “Subscription Agreements”) for an aggregate sale of 80,000 Units (the “Units”), at a purchase price of $0.50 per Unit (the “Unit Sale”).  Each Unit consists of: (i) one share of Common Stock and (ii) a two year warrant to purchase 50% percent of the number of shares of Common Stock at an exercise price of $0.60 per share (the “Warrants”).  The Warrants may be exercised until the second anniversary of their date of issuance.  The Warrants may be exercised on a cashless basis at any time at 100% of the closing price for the Common Stock on the business day immediately prior to the exercise.

The Company has agreed to file a “resale” registration statement with the SEC covering all shares of the Common Stock and shares underlying the Warrants within 60 days of the final closing date of the sale of any Units (the “Filing Date”) and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. The Company has agreed to use its reasonable best efforts to have the registration statement declared effective within 120 days of the final closing on the sale of Units (the “Effectiveness Date”).   The Company is obligated to pay a fee of 1% per month in cash for every thirty day period up to a maximum of 6%, (i) that the registration statement has not been filed after the Filing Date, and (ii) following the Effectiveness Date that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC.

The Units were issued to an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

Qualified Financing

As previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission, on October 12, 2011 (the “Prior 8-K), the Company sold $1,678,000 of Units pursuant to Subscription Agreements for an aggregate sale of 3,356,000 Units (the “Initial Unit Sales”).

As previously disclosed in the Prior 8-K, on September 14, 2011, the Company sold $1,715,604 of its 9% secured promissory note (the “Note”). The Note was acquired by Frost Gamma Investments Trust (“Frost Gamma”).  Pursuant to the terms of the Note, the Company is required to prepay the principal amount of the Note in full upon the occurrence of a Qualified Financing, which is defined in the Note as the closing of an equity investment in the Company’s capital stock (or any equity-linked financing) in which the Company receives from one or more investors, net proceeds of at least $1,715,604 (not including any outstanding debt conversion or investments made by Frost Gamma).  The Company has determined that the sale of the Units in the Unit Sale as well as the sale of the Units in the Initial Unit Sales, in the aggregate, constitutes a “Qualified Financing” under the terms of the Note and accordingly, the Company is required to prepay the outstanding principal value of the Note.  On October 31, 2011, the Company and Frost Gamma entered into a Waiver Agreement pursuant to which the Company and Frost Gamma agreed that the Company would prepay $700,000 principal of the Note and would waive (i) prepayment of the balance of the principal of the Note and (ii) any default under the Note arising soley from the Company’s partial prepayment of the Note upon the occurrence of the Qualified Financing.

Item 3.03 Material Modification to Rights of Security Holders.

On October 31, 2011, the Company entered into amendment agreements (the “Amendments”) with holders of the Company’s outstanding 5% convertible promissory notes dated as of February 1, 2011 in the aggregate principal amount of $600,000 (the “Convertible Notes”).  Pursuant to the Amendments, the Fixed Conversion Price (as defined in the Convertible Notes) was adjusted from $1.00 to $0.65.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit Number	Description

10.1	Form of Amendment Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2011

Sagebrush Gold Ltd.

By:	/s/ David Rector
David Rector
President